Exhibit 99.1

Ethan Allen Interiors Inc. Investor / Media Contact: David R. Callen Vice President Finance & Treasurer 203-743-8305

ETHAN ALLEN REPORTS RESULTS FOR QUARTER
AND ANNOUNCES CASH DIVIDEND

DANBURY, CT., January 24, 2012 – Ethan Allen Interiors Inc. (“Ethan Allen”, the “Company”, “We”, or “Our”) (NYSE:ETH) reported that net sales for the second quarter ended December 31, 2011 increased by 5.7% to $183.3 million and excluding special items, diluted earnings per share increased to $0.30 compared to $0.19 in the previous year quarter. The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.07 per share, payable to shareholders of record as of April 10, 2012 to be paid on April 25, 2012.

Farooq Kathwari, Chairman and CEO commented, “We are pleased with the strong 5.7% growth in sales as it builds upon the 21% growth in the previous year quarter. We continue to benefit from major initiatives during the last three years resulting in operating leverage with gross margin increasing to 53.6% from 51.8% and an increase in our adjusted diluted earnings per share for the quarter of 57.9%. Our written orders for the Retail division during the quarter increased 10.3% including comparable written orders which increased 6.7%. Our Retail backlog at December 31, 2011 was 9.4% higher than at this time last year.”

Mr. Kathwari continued, “We are also pleased that strengthening of our liquidity and the balance sheet enables us to provide cash dividends. Our cash and securities at December 31, 2011 amounted to $92.8 million, an increase of $7.2 million from December 31 of last year. During the current quarter, we continued to repurchase our bonds, further reducing our debt by $10 million. Over the last twelve months we have reduced our total debt by $43.6 million.”

Three Months Ended December 31, 2011
Net sales for the quarter ended December 31, 2011 increased 5.7% over the prior year to $183.3 million. The Company’s Retail division net sales increased 9.2% to $143.1 million including comparable design center net sales growth of 6.5%. Net income for the quarter ended December 31, 2011 was $8.1 million or $0.28 per diluted share compared with the prior year of $14.7 million or $0.51 per diluted share. Excluding special items in both periods, net income for the quarter ended December 31, 2011 was $8.6 million or $0.30 per diluted share compared with $5.6 million or $0.19 per diluted share in the prior year period.

Six Months Ended December 31, 2011
Net sales for the six months ended December 31, 2011 increased 8.9% over the prior year to $368.2 million. The Company’s Retail division net sales increased 12.8% to $284.3 million including comparable design center net sales growth of 10.5%. Written orders booked during the six month period by the Retail division were 11.8% greater than the prior year quarter including comparable design center order growth of 9.1%.

Net income for the six months ended December 31, 2011 was $14.8 million or $0.51 per diluted share compared with the prior year of $18.6 million or $0.64 per diluted share. Excluding special items in both periods, net income for the six months ended December 31, 2011 was $15.8 million or $0.54 per diluted share compared with $8.7 million or $0.30 per diluted share in the prior year period.

Mr. Kathwari concluded, “We remain cautiously optimistic due to our many initiatives including major introductions of new products, acquiring qualified and entrepreneurial interior design associates, investing in our manufacturing and logistics, and adding technology in all areas of our enterprise. We also see improving trends in consumer attitudes. We look forward to discussing our initiatives further on the call tomorrow.”

Analyst Conference Call
The Company will conduct a conference call at 11:00 AM (Eastern) on Wednesday January 25th to discuss the financial results and its business initiatives. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors .

About Ethan Allen
Ethan Allen Interiors Inc. is a leading interior design company and a manufacturer and retailer of quality home furnishings. Ethan Allen offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and through a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates seven manufacturing facilities in North America, including five manufacturing plants and one sawmill in the United States and one manufacturing plant in Mexico. Approximately seventy percent of its products are made in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 (the “2011 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2011 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in thousands)

Selected Consolidated Financial Data:

	Three Months Ended		Six Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10

Net sales	$183.3	$173.3	$368.2	$338.2
Gross margin	53.6%	51.8%	53.3%	50.9%
Operating margin	7.6%	6.0%	7.5%	4.7%
Operating margin (excluding special items*)	8.5%	6.1%	7.9%	5.0%
Net income (loss)	$8.1	$14.7	$14.8	$18.6
Net income (loss) (excluding special items* and unusual income tax effects)	$8.6	$5.6	$15.8	$8.7
Operating cash flow	$4.7	$3.7	$11.0	$2.8
Capital expenditures	$8.0	$2.5	$11.4	$4.0
Treasury stock repurchases (settlement date basis)	$0.0	$0.0	$0.8	$5.4

EBITDA	$18.5	$16.7	$37.1	$30.5
EBITDA as % of net sales	10.1%	9.6%	10.1%	9.0%

EBITDA (excluding special items*)	$20.2	$16.7	$38.8	$30.0
EBITDA as % of net sales (excluding special items*)	11.0%	9.6%	10.5%	8.9%

Selected Financial Data by Business Segment:
	Three Months Ended		Six Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10
Retail
Net sales	$143.1	$131.0	$284.3	$252.0
Operating margin	-1.8%	-0.9%	-1.4%	-2.2%
Operating margin (excluding special items*)	-0.3%	-0.9%	-0.7%	-2.1%

Wholesale
Net sales	$106.6	$100.8	$223.0	$208.3
Operating margin	14.7%	9.8%	14.1%	10.5%
Operating margin (excluding special items*)	14.4%	9.8%	13.9%	10.8%

* Special items consist of restructuring, impairment, transition charges and other certain items.
Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.
Condensed Consolidated Income Statements
Unaudited
(in thousands)

	Three Months Ended		Six Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10

Net sales	$183,275	$173,345	$368,196	$338,186
Cost of sales	85,056	83,484	172,092	165,944
Gross profit	98,219	89,861	196,104	172,242
Operating expenses:
Selling	42,246	40,068	85,866	79,395
General and administrative	42,006	39,259	82,673	76,702
Restructuring and impairment charge	29	59	(11)	284
Total operating expenses	84,281	79,386	168,528	156,381
Operating income	13,938	10,475	27,576	15,861
Interest and other income	145	1,168	205	4,325
Interest expense	2,274	2,902	4,625	5,876
Income before income taxes	11,809	8,741	23,156	14,310
Income tax expense (benefit)	3,732	(6,003)	8,309	(4,247)
Net income	$8,077	$14,744	$14,847	$18,557

Basic earnings per common share:
Net income per basic share	$0.28	$0.51	$0.52	$0.65
Basic weighted average shares outstanding	28,823	28,728	28,791	28,753

Diluted earnings per common share:
Net income per diluted share	$0.28	$0.51	$0.51	$0.64
Diluted weighted average shares outstanding	29,069	28,921	29,010	28,936

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)

	December 31,	June 30,
	2011	2011

Assets
Current assets:
Cash and cash equivalents	$66,352	$78,519
Marketable securities	11,016	12,909
Accounts receivable, net	13,828	15,036
Inventories	136,197	141,692
Prepaid expenses & other current assets	20,330	20,372
Total current assets	247,723	268,528

Property, plant and equipment, net	291,098	294,853
Intangible assets, net	45,128	45,128
Restricted cash and investments	15,402	16,391
Other assets	3,020	3,425

Total Assets	$602,371	$628,325

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	-	19
Customer deposits	46,561	62,649
Accounts payable	22,452	26,958
Accrued expenses & other current liabilities	61,593	64,990
Total current liabilities	130,606	154,616

Long-term debt	152,924	165,013
Other long-term liabilities	20,340	18,975
Deferred income taxes	8,067	8,034
Total liabilities	311,937	346,638

Shareholders' equity	290,434	281,687

Total Liabilities and Shareholders' Equity	$602,371	$628,325

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Six Months Ended December 31, 2011 and 2010
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net Income / Earnings Per Share
Net income	$8,077	$14,744	$14,847	$18,557
Special items net of related tax effects *	1,073	37	1,048	(341)
Unusual income tax effects	(568)	(9,193)	(133)	(9,470)
Net income (excluding special items* and unusual income tax effects)	$8,582	$5,588	$15,762	$8,746

Basic weighted average shares outstanding	28,823	28,728	28,791	28,753
Earnings per basic share	$0.28	$0.51	$0.52	$0.65
Earnings per basic share (excluding special items* and unusual income tax effects)	$0.30	$0.19	$0.55	$0.30

Diluted weighted average shares outstanding	29,069	28,921	29,010	28,936
Earnings per diluted share	$0.28	$0.51	$0.51	$0.64
Earnings per diluted share (excluding special
items* and unusual income tax effects)	$0.30	$0.19	$0.54	$0.30

Consolidated Operating Income / Operating Margin
Operating income	$13,938	$10,475	$27,576	$15,861
Add: special items *	1,690	59	1,650	963
Operating income (excluding special items*)	$15,628	$10,534	$29,226	$16,824

Net sales	$183,275	$173,345	$368,196	$338,186
Operating margin	7.6%	6.0%	7.5%	4.7%
Operating margin (excluding special items*)	8.5%	6.1%	7.9%	5.0%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$15,702	$9,884	$31,393	$21,823
Add: special items	(368)	-	(368)	679
Wholesale operating income (excluding special items*)	$15,334	$9,884	$31,025	$22,502
Wholesale net sales	$106,631	$100,793	$223,025	$208,348
Wholesale operating margin	14.7%	9.8%	14.1%	10.5%
Wholesale operating margin (excluding special items*)	14.4%	9.8%	13.9%	10.8%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(2,532)	$(1,206)	$(4,029)	$(5,496)
Add: special items	2,058	59	2,018	284
Retail operating income (loss) (excluding special items*)	$(474)	$(1,147)	$(2,011)	$(5,212)
Retail net sales	$143,104	$131,014	$284,285	$252,037
Retail operating margin	-1.8%	-0.9%	-1.4%	-2.2%
Retail operating margin (excluding special items*)	-0.3%	-0.9%	-0.7%	-2.1%

* Special items consist of restructuring, impairment, transition charges and certain other items.
Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Six Months Ended December 31, 2011 and 2010
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
EBITDA
Net income	$8,077	$14,744	$14,847	$18,557
Add: interest expense, net	2,124	2,605	4,382	5,280
Less: income tax expense (benefit)	3,732	(6,003)	8,309	(4,247)
Add: depreciation and amortization	4,593	5,322	9,582	10,929
EBITDA	$18,526	$16,668	$37,120	$30,519
Net sales	$183,275	$173,345	$368,196	$338,186
EBITDA as % of net sales	10.1%	9.6%	10.1%	9.0%

EBITDA	$18,526	$16,668	$37,120	$30,519
Add: special items*	1,690	59	1,650	(537)
Adjusted EBITDA	$20,216	$16,727	$38,770	$29,982
Net sales	$183,275	$173,345	$368,196	$338,186
Adjusted EBITDA as % of net sales	11.0%	9.6%	10.5%	8.9%

* Special items consist of restructuring, impairment, transition charges and certain other items.
Related tax effects are calculated using a normalized income tax rate.